Exhibit 99.1

W.S. Badcock LLC
(f/k/a W.S. Badcock Corporation)

Financial Statements for the
Fiscal year ended December 31, 2022 (Successor),
Transition Period from November 22, 2021 through December 25, 2021 (Successor) and from July 1, 2021 through November 21, 2021 (Predecessor), and
Fiscal year ended June 30, 2021, (Predecessor)
And Independent Auditors' Report

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)

Financial Statements for the
Fiscal year ended December 31, 2022 (Successor),
Transition Period from November 22, 2021 through December 25, 2021 (Successor) and from July 1, 2021 through November 21, 2021 (Predecessor), and
Fiscal year ended June 30, 2021, (Predecessor)
And Independent Auditor's Report

INDEPENDENT AUDITOR'S REPORT

W.S. Badcock LLC
Mulberry, Florida

Opinion

We have audited the financial statements of W.S. Badcock LLC (the “Company”), which comprise the balance sheets as of December 31, 2022 and December 25, 2021, and the related statements of operations, other comprehensive income, stockholders' equity, and cash flows for the fiscal year ended December 31, 2022 (Successor), and for the transition periods from November 22, 2021 to December 25, 2021 (Successor), and July 1, 2021 to November 21, 2021 (Predecessor), and the related notes to the financial statements (collectively referred to as the "financial statements").
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 (Successor) and December 25, 2021 (Successor), and the results of its operations, other comprehensive income and its cash flows for the fiscal year ended December 31, 2022 (Successor), and for the transition periods from November 22, 2021 to December 25, 2021 (Successor), and July 1, 2021 to November 21, 2021 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matters
Acquisition by Franchise Group, Inc. and Change in Fiscal Year-End
As discussed in Notes 1 and 2 to the financial statements, Franchise Group, Inc. acquired the Company on November 22, 2021. After being acquired by Franchise Group, Inc., the Company changed its fiscal year end from June 30 to the Saturday closest to December 31 of each year. As a result of this acquisition, the financial statements include a six-month transition period which began on July 1, 2021 and ended on December 25, 2021. This transition period includes a predecessor period prior to acquisition and a successor period after the acquisition. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and         design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Richmond, Virginia
March 4, 2024

Independent Auditors' Report

The Stockholders
W.S. Badcock LLC (f/k/a W.S. Badcock Corporation):
Report on the Financial Statements
We have audited the accompanying financial statements of W.S. Badcock LLC (f/k/a W.S. Badcock
Corporation), which comprise the statements of operations and other comprehensive income, stockholders’
equity, and cash flows for the year ended June 30, 2021, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the results of
W.S. Badcock LLC’s (f/k/a W.S. Corporation) operations and its cash flows for the year ended June 30, 2021 in accordance with U.S. generally accepted accounting principles.
Emphasis of Matter
W.S. Badcock LLC (k/n/a W.S. Badcock Corporation) adopted Financial Accounting Standards Board Accounting Standard Update 2014-09, Revenue from Contracts with Customers (ASC 606), as amended, during 2021. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

August 31, 2021

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)
Statements of Operations and Other Comprehensive Income

	Successor		Predecessor
		Six-month Transition Period
	Year Ended December 31, 2022	Period from November 22 through December 25, 2021	Period from July 1 through November 21, 2021	Year Ended June 30, 2021
(In thousands)
Revenues:
Product	$628,170	$67,353	$279,761	$704,936
Service and other	290,887	34,704	77,878	196,986
Total revenues	919,057	102,057	357,639	901,922

Product cost of revenue	353,051	38,443	158,896	389,397
Selling, general, and administrative expenses	271,201	23,874	100,478	215,764
Dealer commissions	168,068	17,346	71,925	179,120
Total operating expenses	792,320	79,663	331,299	784,281
Income from operations	126,737	22,394	26,340	117,641
Other income and expense:
Gain on sale-leaseback transactions, net	59,772	—	—	—
Other income, net	—	—	15,130	10,309
Interest expense, net	(239,908)	(16,223)	(15,396)	(12,904)
(Loss)/income from operations before income taxes	(53,399)	6,171	26,074	115,046
Income tax (benefit)/expense	(17,868)	2,370	3,140	28,460
Net (loss)/income	(35,531)	3,801	22,934	86,586
Other comprehensive income, before tax:
Cash flow hedges:
Net derivative gains (losses)	—	—	2,220	3,974
Reclassification adjustments to earnings	—	—	—	3,912
Other comprehensive income (loss), before deferred taxes:	—	—	2,220	7,886
Deferred taxes (benefits) related to items of other comprehensive income (loss)	—	—	—	1,971
Other comprehensive income	—	—	2,220	5,915
Comprehensive (loss)/income	$(35,531)	$3,801	$25,154	$92,501
See accompanying notes to financial statements.

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)
Balance Sheets
For the fiscal years ended December 31, 2022 and December 25, 2021

	Successor
(In thousands)	December 31, 2022	December 25, 2021
Assets
Current assets:
Cash and cash equivalents	$11,358	$203,556
Current receivables, net	60,066	15,664
Current securitized receivables, net	292,913	369,567
Inventories	136,748	133,917
Current assets held for sale	8,528	—
Other current assets	4,192	4,440
Total current assets	513,805	727,144
Property, plant, and equipment, net	18,365	232,990
Non-current receivables, net	2,263	849
Non-current securitized receivables, net	39,527	47,251
Operating lease right-of-use assets	225,816	50,671
Non-current deferred tax assets	19,361	—
Other non-current assets	2,460	3,404
Total assets	$821,597	$1,062,309
Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term obligations, net	$4,503	$182,520
Current installments of debt secured by accounts receivable, net	340,021	302,246
Current operating lease liabilities	16,742	12,077
Accounts payable and accrued expenses	58,123	70,475
Other current liabilities	8,822	18,793
Total current liabilities	428,211	586,111
Long-term obligations, excluding current installments	2,310	177,710
Non-current liabilities debt secured by accounts receivable, net	107,448	105,256
Non-current operating lease liabilities	204,911	38,622
Non-current deferred tax liabilities	—	14,627
Other non-current liabilities	11,057	15,996
Total liabilities	753,937	938,322
Stockholders’ equity:
Common stock Class A, voting, $100 par value. Authorized 5,000 shares; issued and outstanding 4,400 shares	440	440
Common stock Class B, non-voting, $1 par value. Authorized 350,000 shares; issued and outstanding 168,896 shares	169	169
Additional paid-in capital	175,843	131,434
Retained earnings (deficit)	(108,792)	(8,056)
Total stockholders' equity	67,660	123,987
Total liabilities and stockholders' equity	$821,597	$1,062,309

See accompanying notes to financial statements.

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)
Statements of Stockholders' Equity
Year ended December 31, 2022

(In thousands)	Class A common stock	Class B common stock	Additional paid-in capital	Retained earnings / (deficit)	Accumulated other comprehensive income (loss)	Total stockholders' equity
Balance at December 25, 2021	$440	$169	$131,434	$(8,056)	$—	$123,987
Net income (loss)	—	—	—	(35,531)	—	(35,531)
Effect of Franchise Group Acquisition	—	—	3,514	—	—	3,514
Contributions by Parent	—	—	40,895	—	—	40,895
Cash dividend	—	—	—	(65,205)	—	(65,205)
Balance at December 31, 2022	$440	$169	$175,843	$(108,792)	$—	$67,660

Statements of Stockholders' Equity
Period from November 22 through December 25, 2021

(In thousands)	Class A common stock	Class B common stock	Additional paid-in capital	Retained earnings / (deficit)	Accumulated other comprehensive income (loss)	Total stockholders' equity
Balance at November 21, 2021	$440	$169	$—	$485,506	$—	$486,115
Effect of Franchise Group Acquisition	—	—	131,434	(485,506)	—	(354,072)
Successor: Balance at November 22, 2021	440	169	131,434	—	—	132,043
Net income (loss)	—	—	—	3,801	—	3,801
Cash dividend	—	—	—	(11,857)	—	(11,857)
Balance at December 25, 2021	$440	$169	$131,434	$(8,056)	$—	$123,987

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)
Statements of Stockholders' Equity
Period from July 1 through November 21, 2021

(In thousands)	Class A common stock	Class B common stock	Additional paid-in capital	Retained earnings / (deficit)	Accumulated other comprehensive income (loss)	Total stockholders' equity
Balance at June 30, 2021	$440	$190	$—	$474,541	$(10,572)	$464,599
Net income (loss)	—	—	—	22,934	—	22,934
Contributions by Parent	—	—	—	7,807	—	7,807
Change in fair value of derivatives, net	—	—	—	—	2,220	2,220
Cancellation of derivative	—	—	—	—	8,352	8,352
Cash dividend	—	—	—	(5,026)	—	(5,026)
Purchase and cancellation of shares	—	(21)	—	(14,750)	—	(14,771)
Balance at November 21, 2021	$440	$169	$—	$485,506	$—	$486,115

Statements of Stockholders' Equity
Year ended June 30, 2021

(In thousands)	Class A common stock	Class B common stock	Additional paid-in capital	Retained earnings/(deficit)	Accumulated other comprehensive income (loss)	Total stockholders' equity
Balance at June 30, 2020	$440	$191	$—	$393,922	$(16,487)	$378,066
Net income (loss)	—	—	—	86,586	—	86,586
Change in fair value of derivatives, net	—	—	—	—	5,915	5,915
Cash dividend	—	—	—	(3,515)	—	(3,515)
Special dividend				(1,952)		(1,952)
Purchase and cancellation of shares	—	(1)	—	(500)	—	(501)
Balance at June 30, 2021	$440	$190	$—	$474,541	$(10,572)	$464,599

See accompanying notes to financial statements.

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)
Statements of Cash Flows

	Successor		Predecessor
		Six-month Transition Period
(In thousands)	Year Ended December 31, 2022	Period from November 22 through December 25, 2021	Period from July 1 through November 21, 2021	Year Ended June 30, 2021
Operating Activities
Net (loss)/income	$(35,531)	$3,801	$22,934	$86,586
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for credit losses for accounts receivable	140,457	5,309	27,291	59,241
Depreciation and amortization	8,013	1,285	4,424	12,264
Amortization of deferred financing costs	7,888	5,700	278	—
Securitized financing costs	103,208	4,413	—	—
Settlement of interest rate swap	—	—	10,572	—
Gain on sale-leaseback and sale of property, plant and equipment	(59,739)	(6)	—	—
Deferred income taxes	(36,414)	17,334	(3,956)	3,351
Other non-cash items	—	—	(18,277)	3,941
Changes in operating assets and liabilities and other, net
Accounts, notes, and securitized receivables	(105,221)	(30,021)	(13,506)	7,096
Income taxes receivable	3,327	1,240	(4,104)	—
Interest payable on secured borrowing	(70,657)	3,089	—	—
Other assets	1,112	(2,741)	(2,019)	1,424
Accounts payable and accrued expenses (and deferred revenue and other liabilities)	(28,913)	1,990	(13,875)	19,262
Inventory	(2,831)	(3,872)	(14,208)	(3,557)
Net cash (used in)/provided by operating activities	(75,301)	7,521	(4,446)	189,608
Investing Activities
Purchases of property, plant, and equipment	(2,279)	(128)	(2,275)	(5,415)
Proceeds from sale of property, plant, and equipment	266,525	6	4,365	159
Payments received on company owned life insurance policies	—	—	14,778	—
Payments received on operating loans to dealers	—	—	—	2,233
Net cash provided by (used in) investing activities	264,246	(122)	16,868	(3,023)
Financing Activities
Contributions from parent	40,895	3,615	7,807	—
Dividends paid	(68,149)	(11,857)	(5,026)	(7,127)
Issuance of long-term debt and other obligations	—	—	—	287,062
Repayment of long-term debt and other obligations	(361,305)	(219,014)	(85,760)	(359,205)
Proceeds from secured debt obligations	382,133	400,000	—	—
Repayment of secured debt obligations	(374,717)	—	—	—
Payments for repurchase of common stock	—	—	(14,750)	(500)
Net cash (used in)/provided by financing activities	(381,143)	172,744	(97,729)	(79,770)
Net (decrease)/increase in cash, cash equivalents	(192,198)	180,143	(85,307)	106,815
Cash, cash equivalents at beginning of period	203,556	23,413	108,720	1,905
Cash, cash equivalents at end of period	$11,358	$203,556	$23,413	$108,720
Supplemental Cash Flow Disclosure

Cash paid for taxes, net of refunds	$—	$—	$—	$30,485
Cash paid for interest	$6,523	$905	$—	$14,021
Cash paid for interest on secured debt	$91,994	$—	$—	$—
Accrued capital expenditures	$—	$208	$—	$—
Supplemental schedule of non-cash financing activities
Impact of pushdown accounting	$3,514	$132,043	$—	$—

See accompanying notes to financial statements.

W.S. Badcock LLC (f/k/a W.S. Badcock Corporation)
Notes to Financial Statements
(1) Organization and Significant Accounting Policies
 Description of Business. On December 8, 2023, W.S. Badcock Corporation converted from a corporation to a limited liability company and was thereby renamed W.S. Badcock LLC (the “Company”, "Badcock", or "our"). The Company is a retailer of furniture, appliances, bedding, electronics, home office equipment, accessories and seasonal items in a showroom format. Additionally, Badcock offers multiple and flexible payment solutions and credit options through third parties and its consumer financing services. On November 21, 2021, Franchise Group Inc. ("FRG" or “Parent”) purchased 100% of the Class A common stock and Class B common stock from the former owners of W.S. Badcock Corporation (the "Badcock Acquisition").
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Badcock Acquisition. The assets acquired and the liabilities assumed in the Badcock acquisition above are recorded at fair value in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations.” The Company elected the accounting policy option as allowed under ASC 805 to apply pushdown accounting after this change-in-control event. Acquisition-related costs are expensed as incurred. The purchase price is allocated to the various tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. In the case where there is an excess of aggregate net fair value of assets acquired and liabilities assumed over the fair value of consideration transferred, the purchase price will be recorded as a bargain purchase gain. Determining the fair value of certain assets and liabilities is subjective in nature and often involves the use of significant estimates and assumptions, which are inherently uncertain. In addition, the judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations.
During the measurement period, the Parent recorded adjustments to the acquired assets and liabilities assumed or the preliminary purchase price, with a corresponding offset to Additional Paid-In Capital, to reflect new information obtained about facts and circumstances that existed as of the acquisition dates.
Fiscal Year End. For the period ended December 25, 2021, our fiscal year ended on the Saturday in December closest to December 31st. On February 22, 2022, the FRG Board of Directors approved a change in our fiscal year-end from the last Saturday in December closest to December 31st to the Saturday closest to December 31st whether in December or January. Fiscal year 2022 ended on December 31, 2022 and included 53 weeks, with the 53rd week falling in the fourth fiscal quarter. Prior to its acquisition by FRG on November 21, 2021, the Company had a June 30th fiscal year end. As a result of the Badcock acquisition, the Company has a Transition Period from November 22, 2021 through December 25, 2021 (Successor) and Period from July 1, 2021 through November 21, 2021 (Predecessor).
Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Statement of Operations Classification. Revenues have been classified into product, service and other as further discussed in “Note 6 - Revenue.” Costs of sales for product includes the cost of merchandise, transportation and warehousing costs including corresponding depreciation and amortization on our distribution centers. Other operating expenses, including employee costs, occupancy costs, depreciation and amortization, and advertising expenses have been classified in selling, general and administrative expenses. For the year ended December 31, 2022, periods ended December 25, 2021 and November 21, 2021 and the year ended June 30, 2021, total advertising expense was $22.2 million, $2.0 million, $13.7 million, and $32.7 million, respectively.
Cash and Cash Equivalents. The Company considers all highly liquid instruments with maturities of three months or less at the time of purchase, as well as credit card receivables for sales to customers in its stores that generally settle within two to five business days, to be cash equivalents. The Company maintains cash and cash equivalent balances with financial institutions that exceed federally-insured limits. The Company has not experienced any losses related to these balances, and the Company believes credit risk to be minimal.
Securitization of Receivables. Sales of beneficial interests in customer revolving lines of credit are recorded as cash and an equivalent amount is recorded as “Debt secured by accounts receivable, net” on the Company’s Balance Sheets. The accounts receivable, which have been securitized, are recorded as “Securitized accounts receivable” on the Balance Sheets. The net securitized accounts receivable on the balance sheet include the current and non-current portions, net of allowance for bad debt and an unamortized purchase discount recorded in purchase accounting related to the Badcock Acquisition.

Inventories. Inventory for the Company after the Badcock Acquisition is comprised of finished goods and is valued at the lower of cost or market value, with cost determined by the first-in, first-out method. Inventory includes the purchase price of the inventory plus costs of freight for moving merchandise from vendors to distribution centers as well as from distribution centers to stores. An obsolescence reserve is estimated based on the amount of inventory on hand, its age, and its condition.
Inventory for the Company prior to the Badcock Acquisition is comprised of finished goods and are stated at the lower of cost or market. Cost was determined by the last-in, first-out (LIFO) method for furniture, appliances and accessories. Cost was determined by the first-in, first-out (FIFO) method for electronics. In total, approximately 92% of inventories were valued using the LIFO method as of June 30, 2021. To properly state the necessary LIFO reserve, the predecessor Company has recorded additional provisions of $3.6 million during the year ended June 30, 2021, which is included in the costs of product sales. No additional LIFO provision was recorded in the transition period from July 1, 2021 to November 21, 2021.
Receivables and Allowance for Doubtful Accounts. Accounts receivable consist primarily of customer receivables from revolving credit sales originated at the time of delivery of the product and service. The Company records the amount of principal and accrued interest on customer receivables in the balance sheet based on contractual terms.
The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance for doubtful accounts based on the overall aging and quality of total customer accounts receivable, historical write-off experience, existing economic conditions and management judgment. The Company reviews its allowance for doubtful accounts periodically. All balances are reviewed on a pooled basis and are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Assets Held for Sale. As of December 31, 2022, Badcock was negotiating sale transactions for certain non-operating properties that it expects to sell within one year. The properties were recorded at the lesser of carrying value or fair value less costs to sell of $8.5 million which is classified as “Current assets held for sale” on the Balance Sheets.
Property, Plant, and Equipment. Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, twenty to thirty years for buildings and building improvements. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the assets. Furniture, fixtures, and equipment are amortized three to ten years. Certain allowable costs of software acquired, developed, or obtained for internal use are capitalized and typically amortized over the estimated useful life of the software.
Revenue Recognition. The following is a description of the principal activities from which the Company generates its revenues. For more detailed information refer to “Note 6 - Revenue.”
Product revenues: These include sales of merchandise at the stores and online. Revenue is measured based on the amount of fixed consideration that the Company expects to receive, reduced by estimates for variable consideration such as returns. Revenue also excludes any amounts collected from customers and remitted or payable to governmental authorities. In arrangements where the Company has multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. The Company recognizes revenue for retail store and online transactions when it transfers control of the goods to the customer.
Service and other revenues is comprised primarily of:
•Interest income: Interest income is related to our customer accounts receivable and are included in revenue as earned and finance charges applicable to customer accounts receivable are calculated on the outstanding average daily balance using the effective interest rate method. For our no-interest option programs, as a practical expedient acceptable under ASC 606, we do not adjust for the time value of money.
•Warranty and insurance revenue: We sell appliance warranty, furniture protection and credit insurance contracts on behalf of unrelated third parties. The Company has a single performance obligation associated with these contracts: the delivery of the product to the customer, at which point control transfers. Warranty commissions are recognized upon delivery of the product. Insurance commissions are calculated as a percentage of premiums and the premiums are calculated on outstanding average daily balances of customer accounts receivable using the effective interest rate method. We receive retrospective commissions from the third-party providers of the warranty and insurance programs. These commissions are paid if claims are less than an agreed amount of earned premiums and are recognized when earned.
Leases. The Company adopted Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2016-02, "Leases (Topic 842)" on the Badcock Acquisition date to align with accounting standards of its Parent. The guidance in ASU 2016-02 (as subsequently amended by ASU 2018-01, ASU 2018-10, ASU 2018-11 and ASU 2018-20) requires that a lessee recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, permitted the Company to carry forward the historical lease classification for leases that commenced before the effective date of the new standard. The Company elected to not separate non-lease components from lease components for all classes of underlying assets. The Company did not elect the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of right-of-use assets. Adoption of the standard resulted in the recognition of operating lease right-of-use assets and lease liability of $51.7 million on the Company’s balance sheets. The adoption of the standard did not have a material impact on the Company's statements of operations or statements of cash flows. Refer to "Note 8 - Leases" for additional information related to the Company's accounting for leases.
Predecessor accounting under ASC 840
The Company has non-cancelable operating leases, primarily for buildings, that generally expire over the next ten years. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Certain building leases contain escalation clauses for increased rent, taxes and operating expenses. Lease expense is recognized on a straight-line basis over the life of the lease and is recognized in selling, general and administrative expenses in the accompanying Statements of Operations.
Successor accounting under ASC 842
The Company’s lease portfolio primarily consists of leases for its retail store locations, office space and distribution centers, as well as in the operation of certain of our dealer-owned stores. The Company also leases tractors and trucks, local delivery trucks, and leases certain office equipment under finance leases. The finance lease right of use assets are included in property, plant, and equipment (“PP&E”) and the finance lease liabilities are included in current and non-current installments of long-term obligations. The Company determines if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether the Company obtains substantially all of the economic benefits from and has the ability to direct the use of the asset. Operating leases with an initial term of 12 months or less are not recorded on the Balance Sheets, and the Company recognizes rent expense for these leases on a straight-line basis over the lease term. For leases with an initial term in excess of 12 months, lease right-of-use assets and lease liabilities are recognized based on the present value of the future lease payments over the committed lease term at the lease commencement date. The Company’s leases do not provide an implicit rate; therefore, the Company uses its incremental borrowing rate and the information available at the lease commencement date in determining the present value of future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Most leases include one or more options to renew and the exercise of renewal options is at the Company’s sole discretion. The Company does not include renewal options in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. The Company uses the long-lived assets impairment guidance in ASC 360-10, “Property, Plant, and Equipment - Overall,” to determine whether a right-of-use asset is impaired, and if so, the amount of the impairment loss to recognize.
The Company subleases some of its real estate leases. The lessor and sublease portfolio primarily consists of stores that have been leased to dealers. For leases where the Company is a lessor, rent income and related operating lease expense for lease payments is recognized on a straight-line basis over the lease term.
For operating leases, lease costs are recorded within selling, general, and administrative expenses (“SG&A”) within the statements of operations as follows: (1) rental expense related to leases for retail stores, and (2) rental expense for leased properties that are subsequently subleased to dealers, offset by rental income from sublease agreements with dealers. For finance leases where the Company is the lessee, lease cost includes the amortization of the right-of-use (“ROU”) asset, which is amortized on a straight-line basis and recorded to “SG&A” and interest expense on the finance lease liabilities is recorded to “Interest expense, net.” Finance lease ROU assets are amortized over the shorter of their estimated useful lives or the terms of the respective leases. The Company’s subleases and leases for which the Company is a lessor are all classified as operating leases, for which the Company accounts for the lease and non-lease components as one lease component, as discussed below.
The Company has lease agreements with lease and non-lease components, which the Company elects to combine as one lease component for all classes of underlying assets. Non-lease components include variable costs based on actual costs incurred by the lessor related to the payment of real estate taxes, common area maintenance, and insurance. These variable payments are expensed as incurred as variable lease costs.
Fair Value of Financial Instruments. As required, financial assets and liabilities are classified in the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The carrying value of Cash and cash equivalents, restricted cash, accounts receivable and accounts payable as reported in the accompanying balance sheets approximate fair value due to their short-term maturities. The carrying amount of Long-term debt approximates fair value because the interest rate paid has a variable component.
ASC 820-10, Fair Value Measurements and Disclosures defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements on a recurring and non-recurring basis.
The derivative assets and liabilities resulting from interest rate swaps are reflected in the balance sheet at fair market value and are based on estimates obtained from financial institutions (other observable inputs (Level 2)).
Derivative Instruments and Hedging Activities. The predecessor Company accounted for derivatives and hedging activities in accordance with Accounting Standards Codification (ASC) 815-10, Derivative and Hedging, as amended, and applied the simplified hedge accounting approach for receive-variable, pay-fixed interest rate swaps. In accordance with ASC 815-10, the Company recorded all derivative instruments on the balance sheet at their respective settlement value. Herein, references to fair value of derivative instruments were their settlement value. The predecessor Company terminated all interest rate swaps by November 21, 2021.
Changes in the fair value of derivatives that are highly effective and are designated and qualify as cash-flow hedges were recorded as a component of other comprehensive income, until earnings were affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that were not designated and do not qualify as cash-flow hedges were reported in current period earnings. The Company would discontinue hedge accounting prospectively if it determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated or exercised, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.
Deferred Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, which are recorded within “Non-current deferred tax assets” and “Non-current deferred tax liabilities” within the balance sheets, are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In accordance with accounting standards, the Company assesses the likelihood that its deferred tax assets will be realized. Deferred tax assets are reduced by a valuation allowance when, after considering all available positive and negative evidence, it is determined that it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The Company will analyze its position in subsequent reporting periods, considering all available positive and negative evidence, in determining the expected realization of its deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has elected to classify interest charged on a tax settlement in interest expense, and accrued penalties, if any, in selling, general, and administrative expenses.
The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. The Company records unrecognized tax benefit liabilities for known or anticipated tax issues based on an analysis of whether, and the extent to which, additional taxes will be due.
Accounting Pronouncements
Certain prior year amounts within the financial statements and footnotes have been reclassified to conform to the current year presentation.
In June 2016, the ASU No. 2016-13, “Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC 326”), which changes how companies measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The standard replaces the “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost (which generally will result in the earlier recognition of allowances for losses) and requires companies to record allowances for available-for-sale debt securities, rather than reduce the carrying amount. In addition, companies will have to disclose significantly more information, including information used to track credit quality by year of origination, for most financing receivables.
Effective January 1, 2023, the Company adopted ASC 326 and applied a cumulative-effect adjustment to retained earnings. The Company has reviewed its entire portfolio of assets recognized on the balance sheet as of December 31, 2022 and identified customer receivables and securitized receivables as the materially impacted assets within the scope of ASC 326. Upon adoption of ASC 326 the Company recorded a net decrease of $10.0 million to retained earnings as of January 1, 2023.

(2) Acquisition & Pushdown Accounting
On November 22, 2021, the Parent completed the acquisition of the Company. The fair value of the consideration transferred at the acquisition date was $548.8 million. The following table summarizes the final allocation of the fair values of the identifiable assets acquired and liabilities assumed in the Badcock Acquisition on November 22, 2021.

(In thousands)	November 22, 2021
Cash and cash equivalents	$23,413
Inventories	130,045
Accounts receivable	411,268
Other current assets	5,023
Property, plant, and equipment	238,865
Operating lease right-of-use assets	55,626
Other non-current assets	2,506
Total assets	866,746
Current operating lease liabilities	12,070
Accounts payable and accrued expenses	71,436
Other current liabilities	18,942
Current installments of long-term obligations	5,261
Long-term obligations, excluding current installments	7,247
Non-current operating lease liabilities	39,599
Other long-term liabilities	27,849
Total liabilities	182,404

Total fair value of assets	681,397
Long-term debt pushed down from Parent	(545,840)
Impact of pushdown accounting	$135,557
In accordance with ASC 805, the Parent recognized a bargain purchase gain on the Badcock Acquisition and the Parent pushed down the long-term debt entered into and for which the Company is legally obligated, which has been recorded as an “Effect of Franchise Group Acquisition” to Additional Paid-in Capital in the Statements of Stockholders’ Equity.
Operating lease right-of-use assets of $55.6 million and operating lease liabilities of $51.7 million, consist of leases for retail store locations, warehouses and office equipment. The right-of use assets include a $3.9 million favorable lease intangible asset.
Property, plant and equipment consists of fixtures and equipment of $93.0 million, buildings and building improvements of $98.0 million, land and land improvements of $33.4 million, leasehold improvements of $23.7 million, and construction in progress of $1.4 million.
During the year ended December 31, 2022, the preliminary estimates of the fair value of identifiable assets acquired and liabilities assumed were finalized, which resulted in a $3.5 million increase to the bargain purchase gain for a cumulative bargain purchase gain of $135.6 million. The adjustment is classified as “Effect of Franchise Group Acquisition” on the Statements of Stockholders’ Equity. The Company believes the seller in the Badcock Acquisition was willing to accept a bargain purchase price in return for the Parent’s ability to act more quickly, partially due to the Parent’s access to capital to complete the transaction, and with greater certainty than any other prospective acquirer. Additionally, the Parent believes the seller was motivated to complete the transaction as part of an overall repositioning of its business. Upon completion of this reassessment, the Parent concluded that recording a bargain purchase gain with respect to the Badcock Acquisition was appropriate and required under GAAP.

(3) Accounts and Notes Receivable
Current and non-current receivables as of December 31, 2022 and December 25, 2021 are presented in the Balance Sheets as follows:

	Successor
(In thousands)	December 31, 2022	December 25, 2021
Customer and dealer accounts receivable	$60,859	$13,020
Notes and interest receivable	1,305	433
Income tax receivable	(214)	3,114
Allowance for credit losses	(1,884)	(903)
Current receivables, net	60,066	15,664
Notes receivable, non-current	3,022	849
Allowance for credit losses, non-current	(759)	—
Non-current receivables, net	2,263	849
Total receivables	$62,329	$16,513
Allowance for Credit Losses
The adequacy of the allowance for credit losses is assessed on a quarterly basis and adjusted as deemed necessary. Activity in the allowance for credit losses for the years ended December 31, 2022 and the transition period from November 22, 2021 to December 25, 2021 was as follows:

(In thousands)	December 31, 2022	November 22, 2021 through December 25, 2021
Balance at beginning of period	$903	$—
Provision for credit losses	981	903
Write-offs, net of recoveries	—	—
Balance at end of year	$1,884	$903
The non-current allowance for credit losses was deemed immaterial for both periods presented.
(4) Securitized Accounts Receivable
In order to monetize its customer credit receivables portfolio, Badcock sells beneficial interests in customer revolving lines of credit pursuant to securitization transactions. On December 20, 2021, Badcock securitized its existing consumer credit receivables portfolio of $534.0 million for a purchase price of $400.0 million in cash. During the fiscal year ended December 31, 2022, the Company securitized an additional $444.9 million of its customer credit receivables portfolio for $382.1 million of cash. As tranches of customer credit receivables are securitized, proceeds received are recorded as “Cash” and an equivalent amount is recorded as “Debt secured by accounts receivable, net” on the Balance Sheets, which includes the face amount of current and non-current receivables, net of the unamortized discount. The securitizations do not qualify as a sale under ASC 860 - “Transfers and Servicing,” even though the underlying receivables are deemed to be legally sold. The accounts receivable, which have been securitized, are recorded as “Current securitized accounts receivable, net” and “Non-current securitized accounts receivable, net” on the Company’s Balance Sheets. The accounts include the current and non-current portions, net of allowance for bad debt and an unamortized purchase discount recorded in purchase accounting related to the Badcock Acquisition.
The Company records the income earned on the customer revolving lines of credit as interest income in “Service and other revenues” with a corresponding amount recorded in “Interest expense, net” on the Statements of Operations as a result of the securitization. Amortization of the secured debt discount is also recorded in “Interest expense, net” on the Statements of Operations. In connection with the securitization of the receivables, Badcock has entered into a receivables servicing agreement with lenders pursuant to which Badcock will provide certain customary servicing and account management services. During the year ended December 31, 2022 and during the transition period November 22, 2021 to December 25, 2021, Badcock earned $10.2 million and $459 thousand, respectively, pursuant to this agreement, recorded in “Service and other revenues” on the Statements of Operations.

The debt secured by accounts receivable is non-recourse to the Company. Lenders must rely on payments received from the Company’s customers to service the secured debt, unless the Company has breached its representations or warranties in the loan agreements. The lenders assume the credit risk of the customer and their only recourse, upon default by the customer, is against the customer.
The non-current portion of secured debt matures generally within two to three years of the Company's Balance Sheet date.
The components of securitized accounts receivable and debt secured by accounts receivables at December 31, 2022 and December 25, 2021 were as follows:

(In thousands)	12/31/2022	12/25/2021
Current securitized accounts receivable	$374,179	$476,071
Unamortized purchase price discount	(24,171)	(106,504)
Allowance for doubtful securitized accounts, current	(57,095)	—
Current securitized accounts receivable, net	292,913	369,567
Non-current securitized accounts receivable	50,494	60,869
Unamortized purchase price discount	(3,262)	(13,617)
Allowance for doubtful securitized accounts, non-current	(7,705)	—
Non-current securitized accounts receivable, net	39,527	47,252
Total securitized assets, net	$332,440	$416,819

Current installments of debt secured by accounts receivable	$374,879	$421,935
Unamortized debt discount	(34,858)	(119,689)
Current debt secured by accounts receivable, net	340,021	302,246
Non-current installments of debt secured by accounts receivable	119,240	111,671
Unamortized debt discount	(11,792)	(6,415)
Non-current debt secured by accounts receivable, net	107,448	105,256
Total debt secured by accounts receivable, net	$447,469	$407,502
When securitized receivables are delinquent for approximately one year, the estimated uncollectible amount from the customer is written off and the corresponding securitized accounts receivable is reduced. Due to their non-recourse nature, the Company will record a gain on extinguishment for any debt secured by uncollectible accounts receivable in the future when the debt meets the extinguishment requirements in accordance with ASC 470, “Debt”. Activity in the allowance for doubtful accounts for the year ended December 31, 2022 was as follows:

(In thousands)	12/31/2022
Balance at beginning of year	$—
Provision for doubtful accounts	139,300
Write-offs, net of recoveries	(74,500)
Balance at end of year	$64,800
Activity in the allowance for doubtful accounts for the transition period November 22, 2021 through December 25, 2021 was immaterial.

The components of interest income and interest expense generated from securitized receivables for the years ended December 31, 2022 and the transition period November 22, 2021 through December 25, 2021 were as follows:

(In thousands)	December 31, 2022	November 22, 2021 through December 25, 2021
Total interest income from securitization[1]	$193,860	$25,508
Total interest expense, debt secured by accounts receivables:	(227,962)	(7,502)
1 Includes interest income from Badcock owned receivables (refer to “Note 3 – Accounts and Notes Receivable”) and securitized receivables.

(5) Property, Plant, and Equipment, Net
Property, plant, and equipment at December 31, 2022 and December 25, 2021 was as follows:

	Successor
(In thousands)	December 31, 2022	December 25, 2021
Land and land improvements	$998	$36,306
Buildings and building improvements	749	176,188
Leasehold improvements	1,550	1,602
Furniture, fixtures, and equipment	18,181	17,221
Construction in progress	1,167	1,339
Finance lease asset	1,619	1,619
Property, plant, and equipment, gross	24,264	234,275
Less accumulated depreciation and amortization	5,899	1,285
Property, plant, and equipment, net	$18,365	$232,990

Total depreciation and amortization expense on property, plant, and equipment was $7.1 million for the successor year ended December 31, 2022, $1.2 million for the successor transition period November 22, 2021 to December 25, 2021, and $4.4 million for the predecessor period July 1, 2021 to November 21, 2021, and approximately $11.6 million, for the predecessor year ended June 30, 2021, respectively.
Sale-Leaseback Transactions
In the year ended December 31, 2022, the Company sold a number of its retail locations, distribution centers, and its corporate headquarters for a total of $260.6 million, resulting in a net gain of $59.8 million, comprised of $65.3 million of gains and $5.5 million of losses. Contemporaneously with these sales, the Company entered into lease agreements pursuant to which the Company leased back the retail locations, distribution centers, and corporate headquarters, all of which are being accounted for as operating leases. The net gain has been recognized as “Gain on sale-leaseback transactions, net” on the Statements of Operations for the year ended December 31, 2022.
(6) Revenue
For details regarding the principal activities from which the Company generates its revenue, refer to “Note 1 – Organization and Significant Accounting Policies ”. The following represents the disaggregated revenue for the year ended December 31,

2022, Transition period from November 22, 2021 to December 25, 2021 and July 1, 2021 to November 21, 2021 and the year ended June 30, 2021:

	Successor		Predecessor
		Transition Period
(In thousands)	Year ended December 31, 2022	November 22, 2021 through December 25, 2021	July 1, 2021 through November 21, 2021	Year ended June 30, 2021
Total product revenue	$628,170	$67,353	$279,761	$704,936
Financing revenue	1,289	—	—	—
Interest income	101,172	8,712	42,197	141,341
Interest income from amortization of original purchase discount	92,688	16,796	—	—
Warranty and damage revenue	52,437	5,389	21,720	26,212
Other revenues	43,301	3,807	13,961	29,433
Total service revenue	290,887	34,704	77,878	196,986
Total revenue	$919,057	$102,057	$357,639	$901,922

Contract Balances
The following table provides information about receivables and contract liabilities (deferred revenue) from contracts with customers as of December 31, 2022 and December 25, 2021:

(In thousands)	December 31, 2022	December 25, 2021
Accounts receivable	$60,859	$13,020
Notes receivable	4,327	1,282

Customer deposits	$6,694	$16,397
Gift cards	73	88
Other deferred revenue	2,794	1,855
Total deferred revenue	$9,561	$18,340
Deferred revenue consists of (1) amounts received for merchandise of which customers have not yet taken possession, and (2) gift card or store credits outstanding, which are primarily recognized within one year following the revenue deferral.

(7) Long-Term Obligations
Long-term obligations at December 31, 2022 and December 25, 2021 were as follows:

	Successor
(In thousands)	December 31, 2022	December 25, 2021
Term loans, net of debt issuance costs
Badcock first lien term loan	$—	$201,911
Badcock second lien term loan	—	146,235
Total term loans, net of debt issuance costs	—	348,146
Other long-term obligations	6,145	10,537
Finance lease liabilities	668	1,547
Total long-term obligations	6,813	360,230
Less: current installments	4,503	182,520
Total long-term obligations, net	$2,310	$177,710
Badcock First Lien Credit Agreement and First Lien Badcock Term Loan
On November 22, 2021 (the “Badcock Closing Date”), the Company entered into a First Lien Credit Agreement (the “First Lien Badcock Credit Agreement”) with various lenders. The First Lien Badcock Credit Agreement provides for a $425.0 million senior secured term loan (the "First Lien Badcock Term Loan"), made by the First Lien Badcock Lenders to the Company.
The First Lien Badcock Term Loan, at the option of the Borrowers, bore interest at either (i) a rate per annum based on Term Secured Overnight Financing Rate ("SOFR") for an interest period of one, three or six months (or under certain circumstances, twelve months or less than one month), plus an interest rate margin of 4.75% (each, a “Badcock First Lien SOFR Loan”), or (ii) an alternate base rate determined as provided in the First Lien Credit Agreement, plus an interest rate margin of 3.75% (each, a “Badcock First Lien ABR Loan”), with an effective 1.00% alternate base rate floor. Interest on Badcock First Lien SOFR Loans was payable in arrears at the end of each applicable interest period (and, with respect to an interest period of longer than three months, at three-month intervals during such interest period), and interest on Badcock First Lien ABR Loans was payable in arrears on the last business day of each calendar quarter.
The proceeds of the First Lien Badcock Term Loan, together with the proceeds of the Second Lien Badcock Term Loan and certain cash on hand of the Parent and its subsidiaries, were used to consummate the Badcock Acquisition and to pay fees and expenses incurred in connection therewith and with certain related transactions, including the entry into the Credit Agreement.
On December 23, 2021, the Company repaid $219.0 million of principal of the First Lien Badcock Term Loan using cash proceeds from the Receivables Purchase Agreement. The early repayment resulted in additional interest expense of $5.0 million for the write-off of deferred financing costs.
During the year ended December 31, 2022, the Badcock First Lien Term Loan was fully repaid using cash proceeds from the sales of certain parcels of land on which Badcock operates its distribution centers and corporate headquarters as discussed in “Note 5 – Property, Plant and Equipment, Net” and from the securitization of its existing consumer credit receivables portfolio as discussed in “Note 4 - Securitized Accounts Receivable.” Upon the repayment of the First Lien Term the Company wrote off $3.4 million of related deferred financing costs.
Badcock Second Lien Credit Agreement and Term Loan
On the Badcock Closing Date, the Company entered into a Second Lien Credit Agreement (the “Second Lien Badcock Credit Agreement” and together with the First Lien Badcock Credit Agreement, the “Badcock Credit Agreements”) with the various lenders from time-to-time party thereto (the “Second Lien Badcock Lenders”) and Alter Domus (US) LLC, as administrative agent and collateral agent (“Second Lien Badcock Agent” and together with the First Lien Badcock Agent, the “Badcock Agents”). The Second Lien Badcock Credit Agreement provides for a $150.0 million senior secured term loan (the “Second Lien Badcock Term Loan” and together with the First Lien Badcock Term Loan, the “Badcock Term Loans”), made by the Second Lien Badcock Lenders to one or more of the Borrowers.
The Second Lien Badcock Term Loan, at the option of the Borrowers, bore interest at either (i) a rate per annum based on Term SOFR for an interest period of one, three or six months (or under certain circumstances, twelve months or less than one month), plus an interest rate margin of 7.50% (each, a “Second Lien SOFR Loan”), or (ii) an alternate base rate determined as provided in the Second Lien Badcock Credit Agreement, plus an interest rate margin of 6.50% (each, a “Second Lien Badcock ABR Loan”), with an effective 1.00% SOFR floor and a 2.00% alternate base rate floor. Interest on Second Lien Badcock SOFR Loans was payable in arrears at the end of each applicable interest period (and, with respect to an interest period of longer than three months, at three-month intervals during such interest period), and interest on Second Lien Badcock ABR Loans was payable in arrears on the last business day of each calendar quarter.
The proceeds of the Second Lien Badcock Term Loan, together with the proceeds of the First Lien Badcock Term Loan and certain cash on hand of the Parent and its subsidiaries, were used to consummate the Acquisition and to pay fees and expenses incurred in connection therewith and with certain related transactions, including the entry into the Credit Agreement Amendments.
During the year ended December 31, 2022, the Badcock Second Lien Term Loan was fully repaid using cash proceeds from the sales of certain parcels of land on which Badcock operates its distribution centers and corporate headquarters as discussed in “Note 5 – Property, Plant and Equipment, Net” and from the securitization of its existing consumer credit receivables portfolio as discussed in “Note 4 - Securitized Accounts Receivable.” Upon the repayment of the Badcock Second Lien Term the Company wrote off $3.1 million of related deferred financing costs.
Parent Debt
The Franchise Group (“FRG”), the parent Company of Badcock, has entered into certain secured term loan arrangements which are secured by the direct and indirect subsidiaries (“Subsidiaries”) of FRG. These obligations are secured on a first priority basis by substantially all of the assets of its Subsidiaries and on a second priority basis by credit card receivables, accounts receivable, deposit accounts, security accounts, commodity accounts, inventory and goods (other than equipment) of FRG and its Subsidiaries.
Additionally, FRG has entered into a Third Amendment (the “Third ABL Amendment”) to the FRG ABL Revolver Agreement with various lenders. The borrowing base of the ABL Revolver Agreement is determined based upon a percentage of qualified accounts receivable, credit card receivables, and inventory with a maximum commitment of $400 million. The ABL Revolver Agreement is secured by substantially all of the assets of FRG and its subsidiaries, including Badcock.
The Company believes that a default event that would trigger the Company’s assets as collateral is remote.
(8) Leases
Refer to “Leases” under “Note 1 - Organization and Significant Accounting Policies” for a discussion of our accounting policies. The finance lease right of use assets and lease liabilities are included in PP&E, current installments of long-term debt and long-term debt respectively. These leases are immaterial to the Financial Statements.
Company as Lessee
The components of lease costs under ASC 842 for leases that were recognized in the accompanying Statements of Operations for the successor fiscal year ended December 31, 2022, and period November 22, 2021 to December 25, 2021, were as follows:

	Successor
	Year Ended December 31, 2022	November 22, 2021 to December 25, 2021
(In Thousands)
Operating lease cost	$27,026	$1,251
Short-term operating lease costs	401	54
Variable operating lease costs	2,600	168
Sublease income	(7,957)	(664)
Total operating lease cost	$22,070	$809

For the predecessor period July 1, 2021 to November 21, 2021, and the fiscal year ended June 30, 2021, under ASC 840, the Company recorded rent expense in selling, general and administrative expenses in the accompanying Statement of Operations of $5.9 million and $15.2 million respectively, and sublease income of $3.7 million and $9.5 million respectively.
As of December 31, 2022, maturities of lease liabilities were as follows:

Fiscal Year	Operating leases (In thousands)
2023	$31,526
2024	28,717
2025	27,167
2026	25,473
2027	22,962
Thereafter	214,935
Total undiscounted lease payments	350,780
Less interest	129,127
Present value of lease liabilities	$221,653
The following represents other information pertaining to the Company’s lease arrangements for the years ended December 31, 2022 and December 25, 2021:

	Operating
(In thousands)	December 31, 2022	December 25, 2021
Right-of-use assets obtained in exchange for lease obligations(1)	$179,819	$—
Cash paid for amounts included in the measurement of lease liabilities	24,898	1,223
Weighted average remaining lease terms (years)	13.56	4.87
Weighted average discount rates	6.93%	6.12%
(1) As of December 31, 2022, the majority of the lease liabilities arising from right-of-use assets were a result of Badcock’s sale-leaseback transactions. For details regarding the sale-leaseback transaction, refer to “Note 5 – Property, Plant, and Equipment, Net”.
Company as Lessor
The Company subleases some of its leased locations to certain dealers for operation as Badcock stores. The terms of these leases generally match those of the lease the Company has with the lessor. The following table illustrates the Company’s maturity analysis of lease payments to be received for non-cancelable subleases as of December 31, 2022:

Operating Leases
Fiscal Year (in thousands)	Subleases
2023	$7,068
2024	5,241
2025	4,141
2026	3,076
2027	1,606
Thereafter	537
Total future minimum receipts	$21,669

(9) Income Taxes
Components of income tax expense for the periods ended December 31, 2022, December 25, 2021, November 21, 2021, and June 30, 2021 were as follows:

	Successor		Predecessor
		Transition Period
(In thousands)	Year ended December 31, 2022	November 22, 2021 through December 25, 2021	July 1, 2021 through November 21, 2021	Year ended June 30, 2021
Current income tax expense:
Federal	$17,138	$—	$4,238	$20,599
State	16	—	1,437	4,511
Total	17,154	—	5,675	25,110

Deferred income tax (benefit) expense:
Federal	(28,388)	1,886	(2,104)	2,719
State	(6,634)	484	(431)	631
Total	(35,022)	2,370	(2,535)	3,350
Total income tax expense (benefit)	$(17,868)	$2,370	$3,140	$28,460
For the periods ended December 31, 2022, December 25, 2021, November 21, 2021, and June 30, 2021, income before taxes consisted of the following:

	Successor		Predecessor
		Transition Period
(In thousands)	Year ended December 31, 2022	November 22, 2021 through December 25, 2021	July 1, 2021 through November 21, 2021	Year ended June 30, 2021
Income (loss) before income taxes
United States	(53,399)	6,171	26,074	115,046
Total	$(53,399)	$6,171	$26,074	$115,046
Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 21% to pre-tax income as a result of the following for the periods ended December 31, 2022, December 25, 2021, November 21, 2021, and June 30, 2021:

	Successor		Predecessor
		Transition Period
(In thousands)	Year ended December 31, 2022	November 22, 2021 through December 25, 2021	July 1, 2021 through November 21, 2021	Year ended June 30, 2021
Computed "expected" income tax	$(11,214)	$1,296	$5,476	$24,160
State income taxes, net of federal benefit	(5,636)	382	794	4,195
Prior year true-up	826	—	—	—
Uncertain tax positions	(1,938)	—	—	—
Corporate owned life insurance premiums	—	—	(3,153)	—
Transaction costs	—	682	—	—
Other	94	10	23	105
Reported income tax expense (benefit)	$(17,868)	$2,370	$3,140	$28,460

The tax effect of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2022 and December 25, 2021 are as follows:

	Successor
(In thousands)	December 31, 2022	December 25, 2021
Deferred income tax assets/(liabilities):
Federal net operating loss carryforward	$—	$22,181
State net operating loss carryforward	—	4,098
Accrued expenses and reserves	25,237	276
Inventory	—	—
Transaction costs	684	779
Interest expense carryforwards	2	713
Lease liabilities	55,766	12,970
Gross deferred income tax assets	81,689	41,017
Less: valuation allowance	—	—
Total deferred income tax assets	81,689	41,017
Deferred income tax liabilities:
Property, plant and equipment	(2,744)	(36,759)
Inventory	(1,871)	(4,524)
Right-of-use assets	(56,100)	(12,961)
Debt issuance discounts	(707)	(1,400)
Prepaid expenses	(906)	—
Total deferred income tax liabilities	(62,328)	(55,644)
Net deferred income tax liabilities	$19,361	$(14,627)
In assessing the realizability of the gross deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2022, the Company has not recorded any valuation allowance against deferred tax assets.
As of December 31, 2022, the Company does not have any U.S. federal or state net operating loss carryforwards.
The Company adopted the accounting and disclosure requirements for uncertain tax positions, which requires a two-step approach to evaluate tax positions. This approach involves recognizing any tax positions that are more likely than not to occur and then measuring those positions to determine the amounts to be recognized in the financial statements. The Company decreased reserves for uncertain tax positions by $1.9 million primarily due to statute expiration as of December 31, 2022. It is reasonably possible that $1.1 million of uncertain tax positions may be recognized in the coming year as a result of a lapse of the statute of limitations.

	Successor
	Year Ended December 31, 2022	November 22, 2021 to December 25, 2021

(In Thousands)
Balance, beginning of year	$4,819	$—
Additions based on tax positions related to the current year	—	—
Acquired tax positions of prior years	—	4,819
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	(427)	—
Settlements	—	—
Lapse of statute of limitations	(1,511)	—
Balance, end of year	$2,881	$4,819
As of December 31, 2022, the Company’s earliest open tax year for U.S. federal income tax purposes was its fiscal year ended June 30, 2019.
(10) Related Party Transactions
Successor
The successor Company had the following transactions with Parent:
Paid management fees of $2.4 million and $280 thousand for the fiscal year ended December 31, 2022 (Successor) and the transition period November 22, 2021 to December 25, 2021 (Successor), respectively. Management fees are included in selling, general and administrative expenses in the Statements of Operations.
Predecessor
The predecessor Company had made premium advances on certain insurance policies and interest-bearing loans to related parties, primarily former owners of the Company.
The predecessor Company had assigned split-dollar life insurance policies to several related parties. In exchange, the related parties have agreed to repay the premiums paid by the Company of approximately $6.0 million as of June 30, 2021. Each time the Company pays insurance premiums on behalf of these related parties, an additional promissory note is created. These promissory notes accrue interest at the “applicable federal rate” published monthly by the Internal Revenue Service. The aggregate obligations for outstanding principal and accrued interest evidenced by these notes will be satisfied from the proceeds of the policies payable upon the death of the makers. The Company recognized approximately $196,000 in interest income related to the promissory notes during the year ended June 30, 2021. All life insurance policies were terminated or transferred to the related parties at the completion of the acquisition of the Company by FRG.
The predecessor Company had also made loans to several related parties. The outstanding balances of approximately $428,000 as of June 30, 2021 was settled at the completion of the acquisition of the Company by FRG. The Company owed $1.8 million to one of the related parties as of June 30, 2021, and this balance was paid at the completion of the acquisition of the Company by FRG.
(11) Commitments and Contingencies
In the ordinary course of operations, the Company may become a party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, individually or in the aggregate, will not have a material adverse effect on the Company’s business, financial condition, cash flows, or results of operations.
The Company is party to claims and lawsuits that are considered to be ordinary, routine litigation incidental to the business, including claims and lawsuits concerning the fees charged to customers for various products and services, relationships with dealers, intellectual property disputes, employment matters, and contract disputes. Although the Company cannot provide assurance that it will ultimately prevail in each instance, it believes the amount, if any, it will be required to pay in the discharge of liabilities or settlements in these claims will not have a material adverse impact on its results of operations, financial position, or cash flows.

(12) Unaudited Transition Period Comparative Data
As discussed in "Note 1 - Organization and Significant Accounting Policies", the Company’s change in fiscal year end in 2021 resulted in a six-month transition period ended December 25, 2021. The following table presents certain unaudited financial information for the six-months ended December 31, 2020, for comparability with the transition period presented in the Statements of Operations.

(in thousands)	For the six-months ended December 31, 2020 (Unaudited)
Total revenue	$454,692
Product cost of revenue	194,377
Selling, general, and administrative expenses	119,871
Dealer commissions	87,751
Income from operations	52,693
Interest expense, net	6,928
Income from operations before income taxes	45,765
Income tax expense	11,442
Net income	$34,323
(13) Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including March 4, 2024, which is the date the accompanying financial statements were available to be issued.
Franchise Group, Inc. Merger
On August 21, 2023, Franchise Group, Inc. completed certain transactions, including being acquired by Freedom VCM Holdings, LLC, contemplated by an Agreement and Plan of Merger, dated as of May 10, 2023. The merger met the definition of a business combination in accordance with ASC 805, “Business Combinations”. As a result, the assets acquired and the liabilities of the Company were remeasured at fair value on August 21, 2023.
Badcock Sale
On December 18, 2023, W.S. Badcock LLC (f/k/a W.S. Badcock Corporation) was sold by Freedom VCM Holdings, LLC, and became a wholly-owned subsidiary of Conn's Inc. ("Conn's") through an all-stock transaction.